Exhibit (8)(a)(9)(aii)

FOURTH AMENDMENT TO FUND PARTICIPATION AND SERVICE AGREEMENT

Equitable Financial Life Insurance Company, formerly known as AXA Equitable Life Insurance Company, a New York life insurance company, and Equitable Financial Life Insurance Company of America, formerly known as MONY Life Insurance Company of America, an Arizona stock life insurance company (collectively “Company”), American Funds Distributors, Inc. (the “Distributor”), American Funds Services Company (the “Transfer Agent”), Capital Research and Management Company (the “Advisor”) and the American Funds Insurance Series (the “Fund”), an open-end investment company for which the Distributor, the Advisor and the Transfer Agent provide services and which is divided into funds (collectively called the “Funds” and individually, a “Fund”), entered into a certain fund participation and service agreement dated January 2, 2013 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of November 17, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Distributor, the Advisor, the Transfer Agent and the Fund (collectively, the “Parties”).

RECITALS

WHEREAS, the name of the Company changed from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company and MONY Life Insurance Company of America to Equitable Financial Life Insurance Company of America;

WHEREAS, the Parties wish to add a new Separate Account to Exhibit B of the Agreement. Exhibit B is hereby deleted in its entirety and replaced with the attached Exhibit B;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Distributor, the Advisor, the Transfer Agent and the Fund hereby agree to supplement and amend the Participation Agreement as follows:

1.	Exhibit B of the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit B.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

EXHIBIT B

Insurance Company Accounts

Equitable Financial Life Insurance Company

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account

Separate Account A	All Contracts

Separate Account FP	All Contracts

Separate Account I	All Contracts

Separate Account 45	All Contracts

Separate Account 49	All Contracts

Separate Account 65	All Contracts

Separate Account 66	All Contracts

Separate Account 70	All Contracts

Separate Account 206	All Contracts

Separate Account 301	All Contracts

Equitable Financial Life Insurance Company of America

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account

Equitable America Variable Account L	All Contracts
Equitable America Variable Account A	All Contracts
Equitable America Variable Account P	All Contracts
Equitable America Variable Account K	All Contracts
Equitable America Variable Account 70A	All Contracts

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